Filed Pursuant to Rule 424(b)(3)

File Number 333-196437

FANTEX, INC.

SUPPLEMENT NO. 6 TO

MARKET-MAKING PROSPECTUS DATED

OCTOBER 31, 2014

THE DATE OF THIS SUPPLEMENT IS JUNE 2, 2015

On June 1, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015 (May 27, 2015)

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material Modification to Rights of Security Holders.

On May 29, 2015, Fantex, Inc. (the “Company”) closed an underwritten public offering of 362,200 shares of a new series of its convertible tracking stock, Fantex Series Michael Brockers Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Michael Brockers”), at a price of $10.00 per share (the “Offering”) for net proceeds of $3,440,900, after deducting underwriting discounts payable by the Company, and paid $3,440,000 of such proceeds to Michael Brockers to cover the purchase price under the Company’s brand contract with him. 162,993 shares of Fantex Series Michael Brockers were purchased by Fantex Holdings, Inc. (“Fantex Holdings”), the Company’s parent company, and 92,900 shares of Fantex Series Michael Brockers were purchased by certain directors and related persons of Fantex Holdings in the Offering pursuant to a standby purchase agreement. Under the terms of the standby purchase agreement, none of these purchasers will transfer, sell or otherwise dispose of any shares purchased by them for a period of 180 days after the effective date of the Offering. Fantex Holdings and any such directors and related persons of Fantex Holdings have further represented that they will not sell any shares of Fantex Series Michael Brockers purchased in the Offering absent a subsequent registration statement.  In connection with the Offering, on May 29, 2015, the Company filed a Certificate of Designations of Fantex Series Michael Brockers (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, effective on May 29, 2015, authorizing Fantex Series Michael Brockers and establishing the rights of the holders of Fantex Series Michael Brockers.

A description of Fantex Series Michael Brockers issued in connection with the Offering is set forth under the captions “Description of Capital Stock” and “Management and Attribution Policies” in the prospectus that constitutes a part of the Company’s Registration Statement on Form S-1, File No. 333-201677 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 23, 2015, as subsequently amended, and by the prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with such Registration Statement. Such Registration Statement, as amended, and any prospectus filed pursuant to Rule 424(b) under the Securities Act that includes such description, are hereby incorporated by reference herein.

The description set forth above is qualified in its entirety by the Certificate of Designations, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 29, 2015, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware, effective on May 29, 2015. The information set forth under “Item 3.03 Material Modification to the Rights of Security Holders” is incorporated herein by reference thereto. A copy of the Certificate of Designations is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07  Submission of Matters to a Vote of Security Holders.

On May 27, 2015, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on two proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 10, 2015. Only stockholders of record as of the close of business on April 6, 2015, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting.  As of the record date, 101,944,900 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. The tabulation of the stockholder votes on each proposal brought before the Annual Meeting is as follows:

Proposal 1. The election of three directors to hold office until the 2018 annual meeting of stockholders or until their respective successor is elected:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Cornell “Buck” French	100,838,592	679	—
Terdema Ussery	100,838,866	405	—

Proposal 2. The ratification of the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015:

Votes For	Votes Against	Abstentions
100,839,165	50	56

As a routine proposal under applicable rules, no broker non-votes were recorded in connection with this proposal.

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Item 8.01.    Other Events.

On May 31, 2015,  the Board of Directors of the Company declared a dividend of $0.20 per share for its Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu”). The dividend is payable on July 30, 2015 to all Fantex Series Mohamed Sanu stockholders of record as of the close of business on June 30, 2015.

On June 1, 2015, Fantex Brokerage Services, LLC issued a press release announcing the closing of the underwritten public offering described in Item 3.03 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of the Fantex Series Michael Brockers Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated June 1, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2015

FANTEX, INC.

By:	/s/ Bill Garvey
Name:	Bill Garvey
Title:	Chief Legal Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations of the Fantex Series Michael Brockers Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated June 1, 2015.

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Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

FANTEX SERIES MICHAEL BROCKERS CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

May 29, 2015

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series Michael Brockers Convertible Tracking Stock of the Corporation  were adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Committee”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Committee on May 26, 2015.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Committee hereby designates as a “Tracking Series” (as such term is defined in the Certificate of Incorporation).

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby fixes (i) the designation of such Tracking Series as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Series as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Series as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Series as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Michael Brockers Convertible Tracking Stock (the “Series Michael Brockers”)

NUMBER OF SHARES:	362,200 shares

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between the Corporation, on the one hand, and Michael Brockers and Brockers Marketing LLC, on the other hand, dated as of January 9, 2015, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of the Corporation’s Board of Directors, each share of Series Michael Brockers may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Series shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 99.1

Contacts:

Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Michael Brockers Convertible Tracking Stock

Begins Trading At Fantex.com

SAN FRANCISCO, Calif., June 1, 2015 — Fantex Brokerage Services announced today that shares of the Fantex Series Michael Brockers Convertible Tracking Stock (OTC: BRKSL) (“Fantex Michael Brockers”) began trading May 29 at Fantex.com. Through an Initial Public Offering (IPO), Fantex, Inc. offered 362,220 shares of BRKSL at a price of $10 per share.

“Fantex Michael Brockers is an important milestone for our business,” said John Rodin, President of Fantex.com. “We now have completed five offerings, and BRKSL was our fastest closing to date.”

Fantex, Inc. has acquired a 10% interest in the brand income earned by Michael Brockers after October 15, 2014, as defined in the Fantex Brand Agreement between Fantex, Inc. and Michael Brockers.

Fantex Michael Brockers is intended to track the brand income of Michael Brockers, a defensive tackle for the St. Louis Rams. Mr. Brockers was selected 14th overall in the first round of the 2012 draft and is preparing for his fourth season in the NFL.

Estimated Gross Brand Income(1)

Those looking for more information on BRKSL or to open a trading account can learn more at Fantex.com.

These securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Estimated Gross Brand Income represents the estimates made by Fantex, Inc. (“Fantex”) in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. Stock performance or payment of dividends are not necessarily correlated to the amount of any brand income that may be received by Fantex in the future

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC (“FBS”), owns shares of every Fantex tracking stock. FBS was the managing underwriter for all Fantex, Inc. tracking stock offerings.

Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the Fantex Brokerage Services, LLC selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Michael Brockers prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series Michael Brockers may not sell shares of Fantex Michael Brockers (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements reflect the current views of Fantex or FBS with respect to, among other things, future events and performance. These statements include the Estimated Gross Brand Income as described above. Estimated Gross Brand Income represents the estimates made by Fantex in determining the value of the brand contract The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Fantex and FBS expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

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